Exhibit 99.1
May 20, 2021
Hawkins, Inc.
2381 Rosegate
Roseville, MN 55113

Hawkins, Inc. Reports
Fourth Quarter and Fiscal 2021 Results

Roseville, MN, May 20, 2021 – Hawkins, Inc. (Nasdaq: HWKN) today announced fourth quarter and full-year results for its fiscal year ended March 28, 2021. Highlights include:

•Record sales in the fourth quarter of $163.0 million, a 23% year-over-year increase, helped deliver full year record sales of $596.9 million for fiscal 2021, a 10% year-over-year increase.
•Record gross profit of $123.8 million for the year, a 23% increase over the prior year, contributed to a 34% year-over-year increase in operating income.
•Record fourth quarter diluted earnings per share (EPS) of $0.43 was 91% higher than the same period of the prior year.
•Record full year diluted EPS of $1.93 was $0.60, or 45%, higher than fiscal 2020.
•Net debt of $96 million and a leverage ratio of 1.2x, despite incurring $51 million of acquisition spending in the year.
•Both Water Treatment Group acquisitions were accretive within the fiscal year.

Executive Commentary – Patrick H. Hawkins, Chief Executive Officer and President:

“We are very pleased to report another year of records, with record sales, gross profit, operating income, net income, diluted EPS, and EBITDA. This comes on the heels of the last fiscal year, where many of these same records were set. All three of our reporting segments reported year-over-year growth in operating income. Health and Nutrition segment operating income was up 262% over the prior year, as demand for our products was high primarily driven by increased consumer demand for health and immunity products. Industrial segment sales were down slightly year over year, driven largely by declines in sales into the ethanol industry, but operating income was up 10% on increased sales of specialty products. Our Water Treatment segment reported modest year-over-year growth in operating income. While our two acquired businesses were accretive, our legacy business was down due to impacts from COVID-19, particularly in the first two quarters of the fiscal year. Increased sales of our specialty and manufactured products in this group helped offset the negative impact of COVID-19.”

Mr. Hawkins continued, “As we look to fiscal 2022, we will continue to execute on our long-term growth strategy. We believe that our Industrial segment remains steady and that our Water Treatment segment will rebound from the impact of the pandemic and see growth in fiscal 2022. After a record year in Health and Nutrition, we are cautious about fiscal 2022. Much of our success in this area was supported by consumer demand for health and immunity products, which was quite high in fiscal 2021, which we believe was a result of COVID-19. If consumer behaviors migrate towards pre-pandemic levels, we will likely see some contraction in this segment."

COVID-19 Update:

As our operations and products are essential to critical national infrastructure, it has been imperative that we continue to supply materials throughout the COVID-19 pandemic, including the products needed to maintain safe drinking water, ingredients essential for large-scale food, pharmaceutical and other health product manufacturing and nutrition products needed to support our critical infrastructure. All of our manufacturing facilities qualified as essential operations (or the equivalent) under applicable federal and state orders that were in place earlier in the pandemic. As a result, all of our manufacturing sites have continued to operate during the entire COVID-19 pandemic, with no significant impact to manufacturing.

Fourth Quarter and Fiscal Year Financial Highlights:

For the fourth quarter of fiscal 2021, the Company reported net income of $9.1 million, or $0.43 per diluted share, compared to net income for the fourth quarter of fiscal 2020 of $4.8 million, or $0.22 per diluted share.

For the full year, the Company reported record net income of $41.0 million, or $1.93 per diluted share, compared to net income for fiscal 2020 of $28.4 million, or $1.33 per diluted share.

For the fourth quarter of fiscal 2021, sales were $163.0 million, an increase of $30.6 million, or 23%, from sales of $132.4 million a year ago. Industrial segment sales increased $7.5 million, or 11%, to $76.3 million for the current quarter, as compared to $68.8 million for the same period a year ago. The increase in sales dollars from the prior year was driven largely by a product mix shift to more sales of our higher-priced manufactured, blended and repackaged products, in particular certain agricultural and food ingredient products. Water Treatment segment sales increased $5.6 million, or 16%, to $41.5 million for the current quarter, as compared to $35.9 million for the same period a year ago. The increase in sales dollars from the prior year was attributable to added sales from the acquisitions of ADC and C&L Aqua. Sales by our legacy business decreased slightly due to unusually high sales last year at the end of the quarter as customers filled up their tanks as a result of supply concerns due to the onset of COVID-19. Health and Nutrition segment sales increased $17.5 million, or 63%, to $45.2 million for the current quarter, as compared to $27.7 million for the same period a year ago. The increase in sales was driven by increased sales of both our manufactured and specialty distributed products largely as a result of increased consumer demand due for health and immunity products.

For fiscal 2021, Industrial segment sales were $273.4 million, a decrease of 1% from fiscal 2020 sales of $275.2 million. Water Treatment segment sales were $170.0 million for the year, an increase of 6% over last year’s sales of $159.9 million. Sales for our Health and Nutrition segment were $153.5 million in fiscal 2021, an increase of 46% from fiscal 2020 sales of $105.1 million.

Company-wide gross profit for fiscal 2021 increased $22.8 million, or 23%, to $123.8 million, or 21% of sales, from $100.9 million, or 19% of sales, for the same period of the prior year. During fiscal 2021, the LIFO reserve decreased, and gross profits increased, by $0.1 million. During fiscal 2020, the LIFO reserve increased, and gross profits decreased, by $0.6 million. Total gross profit increased due to double-digit growth in all three segments, including 68% year-over-year growth in our Health and Nutrition segment.

Gross profit for the Industrial segment increased $4.4 million, or 11%, to $43.3 million, or 16% of sales, for fiscal 2021, from $38.9 million, or 14% of sales, for fiscal 2020. During fiscal 2021, the LIFO reserve decreased, and gross profits increased, by $0.2 million. In fiscal 2020, the LIFO reserve increased, and gross profits decreased, by $0.6 million. Total gross profit, and gross profit as a percentage of sales, increased due to a product mix shift to more sales of certain higher-margin manufactured, blended and re-packaged products, partially offset by higher operating costs.

Gross profit for the Water Treatment segment increased $4.9 million, or 12%, to $46.8 million, or 28% of sales, for fiscal 2021, from $41.9 million, or 26% of sales, for fiscal 2020. During fiscal 2021, the LIFO reserve increased, and gross profits decreased, by $0.1 million. During fiscal 2020, the LIFO reserve had a nominal impact on gross profit. Gross profit increased as a result of the added gross profit from sales in the acquired businesses of ADC and C&L Aqua. Gross profit, and gross profit as a percentage of sales, also increased as a result of a product mix shift to more sales of certain of our manufactured, blended and repackaged products in our legacy business.

Gross profit for our Health and Nutrition segment increased $13.6 million, or 68%, to $33.6 million, or 22% of sales, for fiscal 2021, from $20.1 million, or 19% of sales, for fiscal 2020. The increase in gross profit was a result of higher sales compared to the prior year. Gross profit as a percentage of sales increased primarily as a result of product mix changes.

Company-wide selling, general and administrative ("SG&A") expenses increased to $67.9 million, or 11% of sales, for fiscal 2021 from $59.2 million, or 11% of sales, for fiscal 2020. Expenses increased primarily due to increased variable pay, the added costs from the acquired businesses of ADC and C&L Aqua, including $0.8 million expense for amortization of intangibles, and a year-over-year increase in compensation expense related to our non-qualified deferred compensation plan, with the expense offset in other income.

Adjusted EBITDA, a non-GAAP financial measure, is an important performance indicator and a key compliance measure under the terms of our credit agreement. An explanation of the computation of adjusted EBITDA is presented below. Adjusted EBITDA for the three months ended March 28, 2021 was $20.1 million, an increase of $7.0 million, or 53%, from adjusted

EBITDA of $13.1 million for the same period in the prior year. Full-year adjusted EBITDA was $83.9 million, an increase of $18.6 million, or 28%, from adjusted EBITDA of $65.3 million for fiscal 2020. The increase was due to the combined impact of improved gross profits discussed above.

Our effective income tax rate was relatively flat at approximately 27% for both fiscal 2021 and 2020.

About Hawkins, Inc.

Hawkins, Inc. was founded in 1938 and is a leading specialty chemical company that distributes, blends and manufactures chemicals and other specialty ingredients for its Industrial, Water Treatment, and Health & Nutrition customers. Headquartered in Roseville, Minnesota, and with 46 facilities in 22 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications. Hawkins, Inc. generated $597 million of revenue in fiscal 2021 and has approximately 750 employees. For more information, including registering to receive email alerts, please visit www.hawkinsinc.com/investors.

Reconciliation of Non-GAAP Financial Measures
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles (GAAP). To assist investors in understanding our financial performance between periods, we have provided certain financial measures not computed according to GAAP, including adjusted EBITDA. This non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses this non-GAAP financial measure internally to understand, manage and evaluate our business and to make operating decisions. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.
We define adjusted EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position; income tax expense; non-cash expenses including amortization of intangibles, depreciation, and charges for the employee stock purchase plan and restricted stock grants; and non-recurring items of income or expense, if applicable.

Adjusted EBITDA	Three Months Ended		Fiscal Year Ended
(In thousands)	March 28, 2021	March 29, 2020	March 28, 2021	March 29, 2020
Net income (GAAP)	$9,081	$4,763	$40,980	$28,367
Interest expense	366	498	1,467	2,511
Income tax expense	3,586	2,018	14,871	10,589
Amortization of intangibles	1,602	1,268	5,839	5,073
Depreciation expense	4,331	4,135	16,829	16,511
Non-cash compensation expense	1,040	443	3,343	2,273
Non-recurring acquisition expense	54	—	562	—
Adjusted EBITDA	$20,060	$13,125	$83,891	$65,324

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended		Fiscal Year Ended
	March 28, 2021	March 29, 2020	March 28, 2021	March 29, 2020
	(unaudited)
Sales	$162,971	$132,413	$596,871	$540,198
Cost of sales	(131,221)	(109,765)	(473,109)	(439,281)
Gross profit	31,750	22,648	123,762	100,917
Selling, general and administrative expenses	(18,875)	(14,891)	(67,884)	(59,246)
Operating income	12,875	7,757	55,878	41,671
Interest expense, net	(366)	(498)	(1,467)	(2,511)
Other income	158	(478)	1,440	(204)
Income before income taxes	12,667	6,781	55,851	38,956
Income tax expense	(3,586)	(2,018)	(14,871)	(10,589)
Net income	$9,081	$4,763	$40,980	$28,367

Weighted average number of shares outstanding-basic	20,968,248	21,117,684	21,024,344	21,159,978
Weighted average number of shares outstanding-diluted	21,194,455	21,249,972	21,260,296	21,308,800

Basic earnings per share	$0.43	$0.23	$1.95	$1.34
Diluted earnings per share	$0.43	$0.22	$1.93	$1.33

HAWKINS, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per-share data)

	March 28, 2021	March 29, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,998	$4,277
Trade accounts receivables, net	90,603	67,391
Inventories	63,864	54,436
Income taxes receivable	175	—
Prepaid expenses and other current assets	5,367	4,927
Total current assets	163,007	131,031
PROPERTY, PLANT, AND EQUIPMENT:
Land	15,235	11,045
Buildings and improvements	120,410	108,175
Machinery and equipment	109,353	98,171
Transportation equipment	37,646	32,737
Office furniture and equipment	17,760	17,093
	300,404	267,221
Less accumulated depreciation	155,792	140,877
Net property, plant, and equipment	144,612	126,344
OTHER ASSETS:
Right-of-use assets	11,630	9,090
Goodwill	70,720	58,440
Intangible assets, net	76,368	60,653
Other	6,213	3,770
Total other assets	164,931	131,953
Total assets	$472,550	$389,328
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable — trade	$37,313	$34,129
Accrued payroll and employee benefits	18,048	13,538
Current portion of long-term debt	9,907	9,907
Short-term lease liability	1,587	1,523
Container deposits	1,452	1,376
Other current liabilities	2,155	1,747
Total current liabilities	70,462	62,220
LONG-TERM DEBT, LESS CURRENT PORTION	88,845	49,751
LONG-TERM LEASE LIABILITY	10,231	7,649
PENSION WITHDRAWAL LIABILITY	4,631	4,978
DEFERRED COMPENSATION LIABILITY	7,322	5,026
DEFERRED INCOME TAXES	24,445	25,106
OTHER LONG-TERM LIABILITIES	1,368	1,114
Total liabilities	207,304	155,844
COMMITMENTS AND CONTINGENCIES	—	—
SHAREHOLDERS’ EQUITY:
Common shares; authorized: 60,000,000 shares of $0.01 par value; 20,969,746 and 21,024,458 shares issued and outstanding for 2021 and 2020, respectively	210	211
Additional paid-in capital	51,138	50,405
Retained earnings	213,898	182,947
Accumulated other comprehensive income	—	(79)
Total shareholders’ equity	265,246	233,484
Total liabilities and shareholders’ equity	$472,550	$389,328

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Fiscal Year Ended
	March 28, 2021	March 29, 2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$40,980	$28,367
Reconciliation to cash flows:
Depreciation and amortization	22,669	21,584
Operating leases	1,896	2,033
(Gain) loss on deferred compensation assets	(1,440)	233
Deferred income taxes	(689)	(1,421)
Stock compensation expense	3,343	2,273
Other	203	656
Changes in operating accounts (using) providing cash, net of acquisitions:
Trade receivables	(21,323)	(3,387)
Inventories	(7,960)	6,045
Accounts payable	2,551	4,228
Accrued liabilities	7,554	663
Lease liabilities	(1,837)	(2,025)
Income taxes	(235)	586
Other	(1,919)	(933)
Net cash provided by operating activities	43,793	58,902
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant, and equipment	(20,794)	(24,549)
Acquisitions	(51,000)	—
Other	362	346
Net cash used in investing activities	(71,432)	(24,203)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(10,029)	(9,825)
New shares issued	1,583	1,400
Shares surrendered for payroll taxes	(54)	(343)
Shares repurchased	(4,140)	(5,853)
Payments on senior secured revolving credit facility	(37,000)	(44,000)
Proceeds from revolver borrowings	76,000	19,000
Net cash provided by (used in) financing activities	26,360	(39,621)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,279)	(4,922)
CASH AND CASH EQUIVALENTS - beginning of year	4,277	9,199
CASH AND CASH EQUIVALENTS - end of year	$2,998	$4,277
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION-
Cash paid during the year for income taxes	$15,783	$11,415
Cash paid for interest	1,288	2,413
Noncash investing activities - Capital expenditures in accounts payable	626	1,041

HAWKINS, INC.
REPORTABLE SEGMENTS (UNAUDITED)
(In thousands)

	Industrial	Water Treatment	Health and Nutrition	Total

Fiscal Year Ended March 28, 2021:
Sales	$273,361	$170,004	$153,506	$596,871
Gross profit	43,337	46,793	33,632	123,762
Selling, general, and administrative expenses	27,033	24,453	16,398	67,884
Operating income	16,304	22,340	17,234	55,878

Fiscal Year Ended March 29, 2020:
Sales	$275,224	$159,895	$105,079	$540,198
Gross profit	38,936	41,902	20,079	100,917
Selling, general, and administrative expenses	24,123	19,801	15,322	59,246
Operating income (loss)	14,813	22,101	4,757	41,671

Forward-Looking Statements. Various remarks in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those relating to consumer demand for products containing our ingredients and the impacts of those demands, expectations for results in our business segments and the timing of our filings with the Securities and Exchange Commission. These statements are not historical facts, but rather are based on our current expectations, estimates and projections, and our beliefs and assumptions. Forward-looking statements may be identified by terms, including “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “predict,” “should,” or “will” or the negative of these terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual results may vary materially from those contained in forward looking statements based on a number of factors, including, but not limited to, the impact and severity of the COVID-19 outbreak, changes in the labor markets, our available cash for investments, our business capital needs, changes in competition and price pressure, changes in demand and customer requirements or processes for our products, interruptions in production resulting from hazards, transportation limitations or other extraordinary events outside our control that may negatively impact our business or the supply chains in which we participate, our ability to locate suitable real estate for new branch additions, changes in imported products and tariff levels, the availability of products and the prices at which they are available, the acceptance of new products by our customers and the timing of any such acceptance, and changes in product supplies. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended March 29, 2020, as updated from time to time in amendments and subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date hereof. We do not undertake any obligation to update any forward-looking statements.

Contacts:    Jeffrey P. Oldenkamp
Executive Vice President and Chief Financial Officer
612/331-6910
ir@HawkinsInc.com